Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Hyperliquid Strategies Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(c)	160,000,000	(2)	$3.635	(3)	$581,600,000	0.00013810	$80,318.96
	Total Offering Amount							$581,600,000		$80,318.96
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$80,318.96

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Hyperliquid Strategies Inc (“Pubco”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Represents shares of Common Stock that are available to be issued and sold by Pubco to Chardan Capital Markets LLC (“Chardan”) from time to time at Pubco’s election pursuant to a ChEF Purchase Agreement (the “Purchase Agreement”), dated as of October 22, 2025, between Pubco and Chardan, subject to satisfaction of the conditions set forth therein. The offer and sale of any shares of Common Stock to Chardan under the Purchase Agreement is conditioned upon the closing of the business combination transaction described in the Registration Statement pursuant to the Business Combination Agreement, dated July 11, 2025, by and among Pubco, Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company” or “Sonnet”), Rorschach I LLC, a Delaware limited liability company, TBS Merger Sub Inc., a Delaware corporation and Pubco’s wholly owned subsidiary and Rorschach Merger Sub, LLC, a Delaware limited liability company and Pubco’s wholly owned subsidiary.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of Sonnet on The Nasdaq Stock Market on October 17, 2025. This calculation is in accordance with Rule 457(c) of the Securities Act.